Exhibit 99.1

VAALCO ANNOUNCES THE CLOSING OF THE ACQUISITION OF ADDITIONAL INTEREST IN THE ETAME FIELD FROM SASOL

HOUSTON – February 25, 2021 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that it has now completed the previously announced acquisition of Sasol Gabon S.A.’s (“Sasol”) 27.8% working interest(1) in the Etame Marin block offshore Gabon, increasing the Company’s total working interest to 58.8%.

Key Highlights

"	Nearly doubles VAALCO’s total net production and reserves;
"	Expected to be immediately accretive to VAALCO, with minimal additional variable costs;
"	Anticipated to materially increase free cash flow(2) in 2021 and beyond, particularly in the current increasing price environment;
"

Paid $29.6 million in cash to Sasol, taking into account the agreed upon transaction price of $44 million, the deposit already paid and post-effective date adjustments, with a future contingent payment of up to $5 million; and

"	Funded the closing of the acquisition entirely from cash on hand and cash from operations.

Cary Bounds, Chief Executive Officer, commented, “We are extremely pleased to close this transformational and accretive transaction in a rising price environment.  All cash payments were funded entirely by cash on hand. With the additional production from the acquisition, we are forecasting significant cash flow generation in 2021.  In addition, we believe the recently acquired 3D seismic will improve our subsurface interpretation at Etame and lead to another successful drilling campaign, starting late this year or early next year, funded from cash on hand and cash from operations. Sustained operational and robust financial performance at Etame serves as the foundation for growing the Company through future accretive acquisition opportunities in line with our strategy and operational expertise in West Africa.”

The transaction had an economic effective date of July 1, 2020.  Taking into account the $4.3 million deposit, net cash flow from the Sasol interest through closing and other purchase price adjustments, VAALCO paid $29.6 million to Sasol at closing from cash on hand.  VAALCO’s reserves, production and financial results for the Sasol interest being acquired will be included in the Company’s results for periods after the closing date of the transaction.

Contingent Payments

Under the terms of the agreement, a contingent payment of $5 million will be payable to Sasol by VAALCO if Brent oil pricing averages greater than $60 per barrel for 90 consecutive days during the period from July 1, 2020 to June 30, 2022.

(1)

Prior to the closing of the acquisition, VAALCO’s working interest in Etame was 31.1% and its participating interest was 33.6%; Sasol’s working interest in Etame was 27.8% and its participating interest was 30%.  All NRI production rates and volumes are based on working interest less 13% royalty volumes.

(2)

Free cash flow is calculated as (i) revenues less production expenses, general and administrative expense, annual abandonment funding and current income tax expense divided by (ii) the number of NRI barrels of oil sold.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.